                                      Exhibit 5

                       (Letterhead of Cahill Gordon & Reindel)






                                  February 28, 1997





Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


              Re:    Dean Witter Select Equity Trust,
                     Select 5 Industrial Portfolio 97-2
                     ----------------------------------


Gentlemen:

              We have acted as special counsel for you as Depositor of the Dean Witter Select Equity Trust, Select 5 Industrial Portfolio 97-2 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated January 22, 1991, as amended, and the related Reference Trust Agreement, dated February 28, 1997 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Chase Manhattan Bank, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Dean Witter Select Equity Trust, Select 5 Industrial Portfolio 97-2. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

               Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the Receipt For Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-20269) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus.

                                            Very truly yours,


                                            CAHILL GORDON & REINDEL